Exhibit 10.7
AMENDED AND RESTATED
MOLSON COORS BREWING COMPANY
DIRECTORS' STOCK PLAN
1.    Establishment; Purpose.    Molson Coors Brewing Company ("MCBC") establishes this Molson Coors Brewing Company Directors' Stock Plan (the "Plan") as a Non-Employee Director award under the Company's Incentive Compensation Plan subject to the terms and provisions thereof effective July 26, 2006. This plan shall be administered by the Global Chief People Officer of MCBC (the "Administrator"). The purpose of the Plan is to provide an incentive to certain MCBC directors who are not employees of MCBC to own additional shares of Common Stock of MCBC ("Common Stock"), thereby aligning their interests more closely with the interests of the stockholders of MCBC. The effective date of this amended and restated Plan (the "Amended and Restated Plan") shall be May 31, 2012.
2.    Election to Participate.    Any director of MCBC who is not an employee of MCBC or any of its subsidiaries may elect to participate in the Plan by filing an election with the Administrator. Notwithstanding the foregoing, neither the Chairman nor Vice Chairman of the Board shall be eligible to participate in the Plan. Elections to participate shall apply to the calendar year commencing after the date the election is filed. Once an election has been filed with the Administrator, the director shall participate in the Plan for the entire year for which he or she has elected to participate and to the extent provided by the Administrator, for all subsequent years until the director timely files a new election for such subsequent year. To be effective, any election under this paragraph 2 must be filed by the November 30th preceding the year (or such other deadline in such preceding year established by the Administrator) for which it is to take effect. Such election shall become irrevocable on the applicable deadline. In the case of an individual who first becomes an eligible director during a calendar year, such individual may irrevocably elect to participate for the remainder of such year by filing an election within 30 days of becoming eligible, provided such election shall apply only to cash retainer amounts earned after the election is filed.
3.    Cash Retainer Paid in Stock.    Commencing as of the first day of the year a director elects to participate, all or 50% (as elected) of the cash retainer amount payable to the director shall be paid in shares of Common Stock until the director shall cease to serve as a member of the MCBC board of directors or until a subsequent year in which the director shall file a timely new election, whichever first occurs. Cash retainers for this purpose shall be the fixed amount payable to a director by reason of his or her being a member of the board of directors of MCBC and any committee thereof, including amounts payable due to chairmanship of the board or a committee, but exclusive of amounts payable on a per meeting basis. The number of shares of Common Stock to be paid to a director shall be computed by dividing the cash retainer amount payable to the director on a given date by the fair market value of one share of Common Stock on that date as determined under the MCBC Incentive Compensation Plan. Fair market value as of any date means the closing price of one share of Common Stock as reported by the New York Stock Exchange. Shares paid to a director shall be issued as promptly as practicable as the Administrator shall determine.
4.    Deferred Stock Units.    Subject to the timing requirements of paragraph 2, directors who participate in the Plan may elect to defer receipt of their shares of Common Stock otherwise payable under the Plan and, in lieu thereof, MCBC shall maintain on its books deferred stock units ("DSUs") representing an obligation to issue shares of Common Stock. DSUs shall be credited to the director at the time and in the amount that shares of Common Stock would otherwise have been paid in the absence of an election to defer. As of each of the Company’s dividend payment dates after the effective date of the Amended and Restated Plan, each director who has been credited with DSUs shall be credited with a cash amount (a "cash dividend equivalent") equal to the aggregate amount of cash dividends, if any, that would have been payable on the number of shares of Common Stock that equals the number of DSUs credited to the director (as determined on the applicable dividend payment date), including, for the avoidance of doubt, DSUs credited to the director prior to the effective date of the Amended and Restated Plan. Upon the termination of service as a director, MCBC shall pay to the director in a lump sum (i) one share of Common Stock for each DSU and (ii) an amount of cash equal to the total amount of the director's accrued cash dividend equivalents credited with respect to the DSUs, without interest (the "cash amount"). The lump sum payment of one share of Common Stock for each DSU and the cash amount shall be made no later than the thirtieth (30th) day after the director ceases to be a director of MCBC. "Ceases to be a director" or words of similar import, as used in this Plan mean, for purposes of any payments under this Plan that are payments of deferred compensation subject to Code Section 409A, the director's "separation from service" as defined in Treasury Regulation Section 1.409A-1(h)(2) with regard to independent contractors.
5.    Shares.    Shares paid to directors under the Plan shall be paid with newly issued shares of Common Stock of MCBC, or treasury shares of Common Stock held by MCBC. No fractional shares shall be issued. Whenever the computation of the number of shares to be paid results in a fractional amount, such amount shall be rounded up to the next greater whole number of shares.
6.    Adjustment in Capitalization.    In the event that any change in the outstanding shares of Common Stock occurs by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, share exchange or similar corporate change, the number of shares of Common Stock which may be issued under this Plan shall be appropriately adjusted. Any adjustments made to any DSUs shall be made in accordance with the terms of the Company's Incentive Compensation Plan.
7.     Nonassignment.    Neither a director nor his or her duly designated beneficiary shall have any right to assign, transfer, pledge or otherwise convey the right to receive any Common Stock or DSUs hereunder, and any such attempted assignment, transfer, other conveyance shall not be recognized by MCBC.
8.    Designation of Beneficiary.    A director may designate a beneficiary which is to receive any unpaid Common Stock or Common Stock payable with respect to DSUs credited at the director's death. Such designation shall be effective by filing a written notification with the Administrator and may be changed from time to time by similar action. If no such designation is made by a director, any such balance shall be paid to the director's surviving spouse, and in the absence of a surviving spouse, to the director's estate.
9.    Administrator.    The Administrator shall establish the procedures and maintain all books and records in connection with the Plan.
10.    Amendment.    The Plan may be amended or terminated at any time by action of the Board of Directors of MCBC, but no amendment shall adversely affect a director's rights with respect to cash retainer payments earned but not yet paid in Common Stock or any DSUs without the director's written consent.